ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES THE TRANSFER OF
ASSETS OF ITS SUBSIDIARY ASTRAL, INC. TO A MULTICELL TECHNOLOGIES,
INC. SUBSIDIARY IN EXCHANGE FOR A FUNDING COMMITMENT AND
RETENTION OF EQUITY OWNERSHIP IN THE MULTICELL SUBSIDIARY

San Diego, CA; September 7, 2005 — Alliance Pharmaceutical Corp. (“Alliance”) and its wholly-owned subsidiary, Astral, Inc. (“Astral”) today announce that they have transferred substantially all of the assets of Astral and the business of Astral to Astral Therapeutics, Inc., a newly created entity formed solely for this purpose,  and to be re-named MultiCell Immunotherapeutics, Inc. (“MCTI”),  as set forth below. In return, Alliance will receive 490,000 shares of  MCTI common stock. In addition,  MCTI has assumed substantially all of the liabilities and/or obligations of Alliance and Astral related to the business of Astral, and MultiCell Technologies, Inc. (OTCBB: MCET) has guaranteed the repayment and/or performance of these liabilities and/or obligations  and will receive 510,000 shares of  MCTI common stock.

        Immediately after the closing of the asset transfer,  MCTI is also obligated to sell and issue to MultiCell an additional 500,000 shares of  MCTI’s  Series A Preferred Stock for an aggregate consideration of $2,000,000, to be paid $1,000,000 at the closing and the remaining $1,000,000 in four equal quarterly installments in the year after the closing, pursuant to a secured promissory note in favor of  MCTI. After the sale and issuance of the Series A Preferred Stock to MultiCell is complete, Alliance will own approximately thirty-three percent (33%) of the outstanding capital stock of  MCTI and MultiCell will own approximately sixty-seven percent (67%) of the outstanding capital stock of  MCTI. In addition, each of Alliance and MultiCell will have the right to maintain its respective pro rata ownership percentage in future financings of  MCTI. Immediately after the completion of the foregoing transactions, Astral Therapeutics, Inc. will change its name to MultiCell  Immunotherapeutics, Inc.

        Alliance Chairman and CEO, Duane Roth, commented “over the years we have invested in the basic research to prove the concepts behind this promising new immunotherapy. The agreement we reached with Multicell will provide the financial and human resources to advance this important technology towards the clinic.”

About Alliance

        Alliance Pharmaceutical Corp., founded in 1989, is a development-stage pharmaceutical company that is currently focused on developing its lead product, OxygentTM. Alliance is currently the only company that has advanced a synthetic PFC emulsion-based oxygen therapeutic into late-stage multi-center international clinical trials in both Europe and North America. Alliance is developing OxygentTM as an intravascular oxygen therapeutic, based on its proprietary PFC and surfactant technologies.

        Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the results of scientific advice of the regulatory authorities of the PRC and uncertainties associated with the conduct of preclinical or clinical studies. Alliance refers you to cautionary information contained in documents Alliance files with the Securities and Exchange Commission from time to time, including the last Form 10-KSB and Form 10-QSB, and those risk factors set forth in the most recent registration statement on Form SB-2 (File No. 333-119428). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact for further information in the U.S:
Corporate Communications
Alliance Pharmaceutical Corp.
San Diego, CA
(858) 410-5275